Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Ondas Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value	(1)	Other	3,677,723	$5.3440	$19,653,751.70	0.0001531	$3,008.99

Total Offering Amounts:							$19,653,751.70		3,008.99
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,008.99

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Offering Note(s)

(1)	The shares of common stock, par value $0.0001 (the “Common Stock”), of Ondas Holdings Inc. (the “Company”), will be offered for resale by the selling stockholder pursuant to the prospectus contained in the Registration Statement. Represents shares of Common Stock issuable upon exercise of certain outstanding warrants to purchase shares of Common Stock of the Company.

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration, which results in an increase in the number of outstanding shares of Common Stock.

Calculated solely for purposes of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, based on the average of the high and low prices of the Company’s common stock quoted on the Nasdaq Capital Market on September 3, 2025.